Exhibit 10.2

ONE TIME WAIVER OF RIGHT OF FIRST REFUSAL

This One Time Waiver of Right of First Refusal (this “Waiver”) is made and entered into as of the last date signed below (the “Effective Date”), by and between INDUSTRIAL SERVICES OF AMERICA, INC., a Florida corporation (“Tenant”) and 7100 GRADE LANE LLC, a Kentucky limited liability company (“Landlord”).

1. Recitals.

(a) Landlord and Tenant are parties to an All Net Lease dated October 1, 2017 (the “Lease”) for certain premises known generally as 7100 and 7020 Grade Lane, Louisville, Kentucky 40213, as more particularly set forth in the Lease (the “Premises”). Pursuant to Article XLII of the Lease, Tenant has a right of first refusal to purchase the Premises in accordance with a bona fide contract entered into by Landlord and made subject to Tenant’s right of first refusal.

(b) Landlord has advised Tenant that Landlord is negotiating a sale of the Premises to River Metals Recycling LLC (“RMR”) or an affiliated entity directly or indirectly controlling, controlled by, or under common control with, RMR (collectively with RMR, an “RMR Entity”).

(c) Tenant, ISA Indiana, Inc., ISA Logistics LLC, ISA Real Estate, LLC, ISA Indiana Real Estate LLC, 7021 Grade Lane LLC, 7124 Grade Lane LLC and 7200 Grade Lane LLC (collectively, “Sellers”) and RMR, among others, are parties to that certain Asset Purchase Agreement dated as of August 16, 2019 (as amended, the “APA”), whereby Sellers have agreed to sell substantially all of the assets of the Business (as defined in the APA) to RMR, and RMR has agreed to purchase such assets from Sellers, on the terms and conditions set forth in the APA.

(d) Tenant has advised Landlord that because of its potential sale to RMR Tenant has no current interest in purchasing the Premises and that, accordingly, Tenant is willing to waive its right of first refusal for a period of time to facilitate Landlord’s possible sale of the Premises to an RMR Entity, subject to the terms and conditions set forth herein.

2. Agreement. In consideration of the Recitals, and in consideration of $100.00 to be paid by Landlord to Tenant promptly after execution of this Waiver by Tenant, and with Tenant acknowledging that Landlord is relying on this Waiver in proceeding with a potential sale of the Premises to an RMR Entity, receipt and sufficiency of which are acknowledged by Tenant and Landlord, Tenant agrees as follows, intending to and being legally bound:

(a) Waiver. If Landlord enters into a bona fide contract with an RMR Entity that contemplates the closing of the sale of the Premises to an RMR Entity during the Waiver Period, provided that such sale occurs only in connection with the consummation of the asset sale from ISA to RMR contemplated by the APA, Tenant hereby waives its right of first refusal to purchase the Premises in accordance with the terms and conditions of such bona fide contract between Landlord and an RMR Entity. During the Waiver Period, Tenant irrevocably agrees that Landlord has no obligation to deliver a copy of the purchase agreement between Landlord and an RMR Entity, and that during the Waiver Period Landlord may sell and convey the Premises to an RMR Entity at any price and on any terms acceptable to Landlord (except only that the sale and conveyance shall be subject to the Lease) without any obligation to Tenant under Article XLII of the Lease. Notwithstanding anything set forth herein to the contrary, Tenant does not waive and specifically reserves its right of first refusal with respect to any transfer of the Premises to a person or entity other than an RMR Entity and any transfer of the Premises to an RMR Entity occurring after the end of the Waiver Period.

(b) Period. This Waiver shall be in effect until the earliest to occur of the following three dates (the period of time from the Effective Date until the earliest to occur of the following three dates shall be referred to herein as the “Waiver Period”): (i) the date on which the Premises are sold and conveyed to an RMR Entity; (ii) the date on which the APA is terminated in accordance with Section 8.05 of the APA; and (iii) March 6, 2020. After the Waiver Period, Landlord (and any successor landlord) will have to satisfy all terms and conditions set forth in Article XLII of the Lease before entering into a bona fide contract with an RMR Entity and the right of first refusal set forth in Article XLII of the Lease shall be in full force and effect with respect to any transfer to an RMR Entity.

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(c) Confirmation. Tenant agrees to and shall confirm this Waiver in any estoppel agreement, statement, certificate or letter that is to be provided to an RMR Entity in connection with the purchase of the Premises during the Waiver Period, and the requirement to confirm this Waiver supplements the requirement for such a statement set forth in Article XXIV of the Lease.

(d) Authority. The persons signing this Waiver on behalf of Tenant and Landlord represent and warrant that they are duly authorized to sign this Waiver and to bind Tenant and Landlord, respectively.

3. Ratification; Conflict. Landlord and Tenant ratify and affirm the Lease. Except as provided herein, the terms and conditions of the Lease shall remain unmodified and in full force and effect. In the event of any conflict between the terms of this Waiver and the Lease, the terms of this Waiver will control.

4. Counterparts, Execution and Delivery. Tenant and Landlord agree that (a) this Waiver may be executed in counterparts, (b) this Waiver shall be effective when signed and delivered by both parties, and (c) delivery of this Waiver may be by electronic means such as email/ pdf or by fax with the same effect as if delivered with original signatures.

[SIGNATURES ON FOLLOWING PAGES]

WITNESS the signatures of the parties on the dates set forth below.

TENANT:

INDUSTRIAL SERVICES OF AMERICA, INC.,
a Florida corporation

By: /s/ Todd L. Phillips
Print Name: Todd L. Phillips
Title: CEO
Date: 10/30/2019

LANDLORD:

7100 GRADE LANE LLC,
a Kentucky limited liability company

By: /s/ Ronald Kletter
Print Name: Ronald Kletter
Title: VP
Date: 10/31/19